                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Transition Systems, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Transition Systems, Inc. at September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
November 16, 1998

                            TRANSITION SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                   SEPTEMBER 30,
                                                           -----------------------------    JUNE 30,
                                                               1997            1998           1998
                                                           -------------   -------------   -----------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................     $58,485        $ 38,660        $65,179
  Investments (Note 4)...................................          --          27,291             --
  Accounts receivable, net (Note 3)......................      19,339          18,994         19,662
  Other current assets...................................         696           1,483          1,179
  Deferred income taxes (Note 13)........................         853           1,960            853
                                                              -------        --------        -------
     Total current assets................................      79,373          88,388         86,873
                                                              -------        --------        -------
  Property and equipment, net (Note 5)...................       1,357           1,457          1,638
  Capitalized software costs, net........................       1,411           1,411          1,410
  Purchased technology (Note 16).........................       1,376           1,160          1,219
  Intangible assets, net.................................         302           1,448            674
  Investment (Note 6)....................................       6,000           6,000          6,000
                                                              -------        --------        -------
     Total assets........................................     $89,819        $ 99,864        $97,814
                                                              =======        ========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................     $   279        $  1,168        $ 1,334
  Accrued expenses.......................................       6,680           4,515          3,717
  Income taxes payable...................................       1,476           1,067          2,871
  Deferred revenue.......................................       7,369           8,090          7,676
                                                              -------        --------        -------
     Total current liabilities...........................      15,804          14,840         15,598
                                                              -------        --------        -------
  Deferred income taxes (Note 13)........................         496             752            496
                                                              -------        --------        -------
     Total liabilities...................................      16,300          15,592         16,094
                                                              -------        --------        -------
Commitments (Note 15)
Stockholders' equity (Notes 2 and 9):
  Common stock, $.01 par value; 30,000,000 shares
     authorized at September 30, 1997 and 1998;
     17,713,683 shares issued and outstanding at
     September 30, 1997; 18,029,095 shares issued and
     outstanding at September 30, 1998...................         177             180            179
  Non-voting common stock, $.01 par value; 1,000,000
     shares authorized at September 30, 1997 and 1998;
     356,262 shares issued and outstanding at September
     30, 1997 and 1998...................................           4               4              4
  Non-voting common stock warrant........................         395             395            395
  Additional paid-in capital.............................      46,717          48,610         47,778
  Retained earnings......................................      26,226          35,083         33,364
                                                              -------        --------        -------
     Total stockholders' equity..........................      73,519          84,272         81,720
                                                              -------        --------        -------
     Total liabilities and stockholders' equity..........     $89,819        $ 99,864        $97,814
                                                              =======        ========        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS ENDED
                                                FISCAL YEAR ENDED SEPTEMBER 30,        JUNE 30,
                                               ---------------------------------   -----------------
                                                 1996        1997        1998       1997      1998
                                               ---------   ---------   ---------   -------   -------
                                                                                      (UNAUDITED)
Revenues:
  Software and implementation................   $24,860     $33,017     $30,224    $22,537   $23,881
  Maintenance................................     9,409      11,548      13,727      8,338    10,065
                                                -------     -------     -------    -------   -------
     Total revenues..........................    34,269      44,565      43,951     30,875    33,946
                                                -------     -------     -------    -------   -------
Cost of revenues:
  Software and implementation................     7,341      10,313      12,371      7,293     9,190
  Maintenance................................     3,165       2,835       2,932      2,062     2,125
Research and development.....................     3,310       3,872       5,925      2,709     4,435
Sales and marketing..........................     4,506       6,922       7,907      5,067     6,023
General and administrative...................     2,365       3,884       3,245      2,996     2,561
Compensation charge..........................     3,024          --          --         --        --
Acquired in-process research and development
  (Note 16)..................................        --       6,292          --         --        --
                                                -------     -------     -------    -------   -------
     Total operating expenses................    23,711      34,118      32,380     20,127    24,334
                                                -------     -------     -------    -------   -------
Income from operations.......................    10,558      10,447      11,571     10,748     9,612
Interest income..............................     1,294       2,501       3,191      1,798     2,285
Interest expense.............................    (1,241)         --          --         --        --
                                                -------     -------     -------    -------   -------
Income before income taxes and
  extraordinary items........................    10,611      12,948      14,762     12,546    11,897
Provision for income taxes...................     4,324       7,629       5,905      5,018     4,759
                                                -------     -------     -------    -------   -------
Net income before extraordinary item.........     6,287       5,319       8,857      7,528     7,138
Extraordinary item:
  Loss on early extinguishment of debt
     (net of taxes of $1,492)................     2,149          --          --         --        --
                                                -------     -------     -------    -------   -------
       Net income............................   $ 4,138     $ 5,319     $ 8,857    $ 7,528   $ 7,138
                                                =======     =======     =======    =======   =======
Series A non-voting preferred stock
  dividends..................................       593          --          --         --        --
                                                -------     -------     -------    -------   -------
     Net income allocable to common
       stockholders..........................   $ 3,545     $ 5,319     $ 8,857    $ 7,528   $ 7,138
                                                =======     =======     =======    =======   =======
Income per share (Note 2 and 9):
  Net income allocable to common
     stockholders............................   $ 3,545     $ 5,319     $ 8,857    $ 7,528   $ 7,138
     Basic income allocable per share........      0.27        0.31        0.49       0.43      0.39
     Diluted income allocable per share......      0.22        0.27        0.43       0.38      0.35
  Weighted average shares outstanding
     Basic...................................    13,214      17,435      18,210     17,333    18,153
     Diluted.................................    16,137      19,977      20,394     19,900    20,459

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 NINE MONTHS ENDED
                                                              FISCAL YEAR ENDED SEPTEMBER 30,        JUNE 30,
                                                              -------------------------------   -------------------
                                                                1996       1997       1998        1997       1998
                                                              --------   --------   ---------   --------   --------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $  4,138   $  5,319   $   8,857   $  7,528   $  7,138
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Extraordinary item, gross...............................     3,642         --          --         --         --
    Write-off of in-process research and development........        --      6,292          --         --         --
    Deferred income taxes...................................    (1,640)     2,448        (851)     1,409         --
    Depreciation and amortization...........................     1,443      1,632       1,805      1,195      1,329
    Compensation charge in connection with the
      recapitalization......................................     3,024         --          --         --         --
    Compensation charge related to options granted..........        91        (91)         --        (92)        --
  Tax benefit from stock option exercises...................        --      2,770       1,201      2,162        467
  Changes in operating assets and liabilities net of effects from purchase of businesses:
    Accounts receivable.....................................    (1,789)    (5,921)        345     (4,140)      (323)
    Other current assets....................................      (963)     1,135        (359)      (161)      (483)
    Accounts payable........................................       (98)      (315)        889       (289)     1,055
    Accrued expenses........................................       243      2,388      (2,165)     1,428     (2,963)
    Due to affiliates.......................................        (9)        --          --         --         --
    Deferred revenue........................................     1,220      1,114         721        323        307
    Income taxes payable....................................       731       (539)       (409)       468      1,395
                                                              --------   --------   ---------   --------   --------
      Net cash provided by operating activities.............    10,033     16,232      10,034      9,831      7,922
                                                              --------   --------   ---------   --------   --------
Cash flows provided by (used by) investing activities:
  Purchase of investments...................................    (1,595)      (250)    (36,870)      (250)        --
  Maturities of investments.................................     3,164        250       9,329         --         --
  Sales of investments......................................     5,755         --         250         --         --
  Note from related party...................................        --         --        (428)        --         --
  Purchase of property and equipment........................      (572)      (911)       (951)      (699)      (904)
  Additions to capitalized software costs...................      (704)      (712)       (700)      (537)      (524)
  Additions to intangible assets............................      (124)      (217)     (1,184)      (212)      (396)
  Investment................................................        --     (6,000)         --     (6,000)        --
  Acquisition of businesses, net of cash acquired...........    (1,728)    (2,667)         --         --         --
                                                              --------   --------   ---------   --------   --------
      Net cash (used by) provided by investing activities...     4,196    (10,507)    (30,554)    (7,698)    (1,824)
                                                              --------   --------   ---------   --------   --------
Cash flows provided by (used by) financing activities:
  Proceeds from initial public offering.....................   114,429         --          --         --         --
  Issuance of Series A preferred stock......................    20,000         --          --         --         --
  Redemption of Series A preferred stock....................   (20,000)        --          --         --         --
  Payments of Series A preferred stock dividends............      (593)        --          --         --         --
  Proceeds from issuance of debt............................    49,605         --          --         --         --
  Early extinguishment of debt..............................   (50,000)        --          --         --         --
  Proceeds from issuance of Series B preferred stock........    33,612         --          --         --         --
  Proceeds from issuance of Series C preferred stock........     1,388         --          --         --         --
  Payment of fees related to recapitalization...............    (3,360)        --          --         --         --
  Purchase of common stock..................................  (111,410)        --          --         --         --
  Exercise of options.......................................       783      1,237         594        760        495
  Payments on note payable..................................        --         (9)         --         (7)        --
  Proceeds from stock purchase plan.........................        --         32         101         --        101
  Proceeds from warrants issued.............................       394         --          --         --         --
  Equity issuance costs.....................................    (1,416)        (5)         --         (5)        --
                                                              --------   --------   ---------   --------   --------
      Net cash provided by financing activities.............    33,432      1,255         695        748        596
                                                              --------   --------   ---------   --------   --------
Net increase (decrease) in cash and cash equivalents........    47,661      6,980     (19,825)     2,881      6,694
Cash and cash equivalents -- beginning of year..............     3,844     51,505      58,485     51,505     58,485
                                                              --------   --------   ---------   --------   --------
Cash and cash equivalents -- end of year....................  $ 51,505   $ 58,485   $  38,660   $ 54,386   $ 65,179
                                                              ========   ========   =========   ========   ========
Supplemental information:
  Income taxes paid.........................................  $  3,063   $  2,508   $   5,631   $    956   $  2,728
  Interest paid.............................................  $  1,119         --          --         --         --

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         NON-VOTING
                                                   COMMON STOCK         COMMON STOCK      NON-VOTING        TREASURY STOCK
                                                -------------------   ----------------   COMMON STOCK   -----------------------
                                                  SHARES     AMOUNT   SHARES    AMOUNT     WARRANT        SHARES       AMOUNT
                                                ----------   ------   ------    ------   ------------   -----------   ---------
Balance at September 30, 1995.................  30,060,000    $301                                       (1,670,000)  $  (1,471)
 Stock options exercised......................   1,320,191      13
 Repurchase of common stock in connection with
   the recapitalization.......................                                                          (28,592,404)   (108,386)
 Retirement of treasury shares................  (30,262,404)  (303)                                      30,262,404     109,857
 Issuance of common stock warrant.............                                               $395
 Issuance of common stock in initial public
   offering...................................   6,900,000      69
 Equity issuance costs........................
 Issuance of common stock with conversion of
   Series B convertible preferred stock.......   8,627,310      86
 Issuance of non-voting common stock with
   conversion of Series C convertible
   preferred stock............................                        356,262    $  4
 Compensation expense.........................
 Dividends on Series A non-voting preferred
   stock......................................
 Net income...................................
                                                ----------    ----    -------    ----        ----       -----------   ---------
Balance at September 30, 1996.................  16,645,097     166    356,262       4         395                --          --
                                                ----------    ----    -------    ----        ----       -----------   ---------
 Stock options exercised......................     813,371       8
 Issuance of common stock related to
   acquisition of Vital Software..............     252,003       3
 Issuance of common stock in connection with
   employee stock purchase plan...............       3,212      --
 Equity issuance costs........................
 Cancellation of compensatory stock option
   grants.....................................
 Income tax benefit from stock options
   exercised..................................
 Net income...................................
                                                ----------    ----    -------    ----        ----       -----------   ---------
Balance at September 30, 1997.................  17,713,683     177    356,262       4         395                --          --
                                                ----------    ----    -------    ----        ----       -----------   ---------
 Stock options exercised......................     307,770       3
 Issuance of common stock in connection with
   employee stock purchase plan...............       7,642
 Income tax benefit from stock options
   exercised..................................
 Net income...................................
                                                ----------    ----    -------    ----        ----       -----------   ---------
Balance at September 30, 1998.................  18,029,095    $180    356,262    $  4        $395                --   $      --
                                                ==========    ====    =======    ====        ====       ===========   =========


                                                ADDITIONAL                   TOTAL
                                                 PAID-IN     RETAINED    STOCKHOLDERS'
                                                 CAPITAL     EARNINGS       EQUITY
                                                ----------   --------    -------------
Balance at September 30, 1995.................                $17,362       $16,192
 Stock options exercised......................   $   770                        783
 Repurchase of common stock in connection with
   the recapitalization.......................                             (108,386)
 Retirement of treasury shares................  (109,554)                        --
 Issuance of common stock warrant.............                                  395
 Issuance of common stock in initial public
   offering...................................   114,360                    114,429
 Equity issuance costs........................    (1,416)                    (1,416)
 Issuance of common stock with conversion of
   Series B convertible preferred stock.......    33,526                     33,612
 Issuance of non-voting common stock with
   conversion of Series C convertible
   preferred stock............................     1,384                      1,388
 Compensation expense.........................        91                         91
 Dividends on Series A non-voting preferred
   stock......................................                   (593)         (593)
 Net income...................................                  4,138         4,138
                                                 -------      -------       -------
Balance at September 30, 1996.................    39,161       20,907        60,633
                                                 -------      -------       -------
 Stock options exercised......................     1,229                      1,237
 Issuance of common stock related to
   acquisition of Vital Software..............     3,622                      3,625
 Issuance of common stock in connection with
   employee stock purchase plan...............        32                         32
 Equity issuance costs........................        (6)                        (6)
 Cancellation of compensatory stock option
   grants.....................................       (91)                       (91)
 Income tax benefit from stock options
   exercised..................................     2,770                      2,770
 Net income...................................                  5,319         5,319
                                                 -------      -------       -------
Balance at September 30, 1997.................    46,717       26,226        73,519
                                                 -------      -------       -------
 Stock options exercised......................       591                        594
 Issuance of common stock in connection with
   employee stock purchase plan...............       101                        101
 Income tax benefit from stock options
   exercised..................................     1,201                      1,201
 Net income...................................                  8,857         8,857
                                                 -------      -------       -------
Balance at September 30, 1998.................   $48,610      $35,083       $84,272
                                                 =======      =======       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                            TRANSITION SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF THE BUSINESS

     Transition Systems, Inc. (the "Company") is a leading provider of integrated clinical and financial decision support systems for hospitals, integrated delivery networks, physician groups and other healthcare organizations. The Company was founded in 1985 as a for-profit, majority-owned subsidiary of New England Medical Center, Inc. ("NEMC"). The Company was a majority-owned subsidiary of NEMC until the January 1996 leveraged recapitalization transaction (the "Recapitalization") described in Note 10.

NOTE 2.  SUMMARY OF ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Transition Systems, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

     CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with a maturity date of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost plus accrued interest which approximates market.

     INVESTMENTS IN DEBT AND EQUITY SECURITIES

     Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Realized or unrealized gains or losses applicable to the transfer of securities to the available-for-sale category and subsequent sale of these investments were immaterial.

     CAPITALIZED SOFTWARE COSTS

     Software development costs subsequent to the establishment of technological feasibility are capitalized. Capitalized internally developed software costs approximated $700,000 for fiscal years 1996, 1997 and 1998. Amortization of capitalized software costs, which begins with the general release of a product to customers, is included in cost of software and implementation revenues and amounted to approximately $767,000, $700,000 and $700,000 for the fiscal years ended 1996, 1997 and 1998, respectively. Amortization of capitalized software costs is provided on a product-by-product basis at the greater of the amount calculated on a straight-line basis over the estimated economic life of the products, generally three years, or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. Accumulated amortization of software development costs was $4,116,000, $4,816,000 and $5,516,000 at the end of fiscal years 1996, 1997 and
1998, respectively.

     All other expenditures for research and development are charged to operations when incurred.

     PURCHASED TECHNOLOGY COSTS

     Purchased technology costs are carried at cost less accumulated amortization which is calculated on a straight-line basis over an estimated useful life of seven years. Accumulated amortization on purchased technology costs was $0, $275,000 and $491,000 at the end of fiscal years 1996, 1997 and 1998, respectively.

                            TRANSITION SYSTEMS, INC.

     INTANGIBLE ASSETS

     Intangible assets include the costs incurred to register trademarks, copyrights and related legal expenses, acquisition related costs, and debt issuance costs. Amortization is computed using the straight-line method over estimated useful lives ranging from three to five years.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment...........................  3 to 5 years
Furniture and fixtures..............  3 to 5 years
Leasehold improvements..............  the lesser of the useful life or remaining lease term

     Maintenance and repair costs are expensed when incurred and betterments are capitalized. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     REVENUE RECOGNITION

     The percentage of completion method is used by the Company primarily in connection with sales in which the customer is implementing the Company's core products for the first time. Add-on sales in which an existing customer licenses new modules or adds additional functionality generally do not involve substantial implementation effort and are recognized upon contract execution and shipment of the product. In fiscal 1996, the Company changed its method of recognizing software license revenue when associated with substantial implementation effort from percentage of completion based principally on costs incurred to percentage of completion based principally upon progress and performance as measured by achievement of contract milestones. The change in method was made in accordance with Accounting Principles Board Opinion No. 20 in contemplation of an initial public offering and in recognition of the Company's increased focus on providing a solution that combines software and implementation, as well as to facilitate the timely quarterly reporting requirements as a Securities and Exchange Commission ("SEC") registrant.

     Revenues from maintenance contracts are recognized ratably over the life of the service contract, generally twelve months. Deferred revenue relates primarily to these maintenance contracts.

     ADVERTISING AND PROMOTION EXPENSES

     All advertising and promotion costs are expensed as incurred. All contract procurement costs are included in sales and marketing expense and are expensed as incurred.

     INCOME TAXES

     Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

     RISKS AND UNCERTAINTIES

     The Company sells its products primarily to hospitals and other health care institutions. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

     The Company invests its daily excess cash in a money market fund with a major bank. The Company has not experienced any material losses on its investments.

                            TRANSITION SYSTEMS, INC.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets, liabilities and litigation at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

     BASIC AND DILUTED NET INCOME PER SHARE

     The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," for the period ending September 30, 1998 and prior period amounts have been restated to conform to the provisions of this statement.

     Basic earnings per share is computed using the weighted average number of shares outstanding, and diluted earnings per share reflects the potential dilution from assumed conversions of all dilutive securities such as stock options. A reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation is shown below.

                                                FISCAL YEAR ENDED SEPTEMBER 30,
                           --------------------------------------------------------------------------
                                           1996                                  1997
                           ------------------------------------   -----------------------------------
                                                      PER SHARE                             PER SHARE
                             INCOME       SHARES       AMOUNT       INCOME       SHARES      AMOUNT
                           ----------   -----------   ---------   ----------   ----------   ---------
BASIC EPS
  Net income.............  $3,545,000    13,214,433     $0.27     $5,319,000   17,434,729     $0.31
EFFECT OF DILUTIVE
  SECURITIES
  Warrants...............                   251,781                               220,749
  Dilutive stock
    options..............                 2,670,941                             2,321,616
                                        -----------                            ----------
DILUTED EPS
  Income to common
    stockholders.........  $3,545,000    16,137,155     $0.22     $5,319,000   19,977,094     $0.27
                           ----------   -----------     -----     ----------   ----------     -----

                             FISCAL YEAR ENDED SEPTEMBER 30,
                           -----------------------------------
                                          1998
                           -----------------------------------
                                                     PER SHARE
                             INCOME       SHARES      AMOUNT
                           ----------   ----------   ---------
BASIC EPS
  Net income.............  $8,857,000   18,210,050     $0.49
EFFECT OF DILUTIVE
  SECURITIES
  Warrants...............                  231,291
  Dilutive stock
    options..............                1,952,551
                                        ----------
DILUTED EPS
  Income to common
    stockholders.........  $8,857,000   20,393,892     $0.43
                           ----------   ----------     -----

     For the fiscal year ended September 30, 1996, basic and diluted earnings per share for income before extraordinary item were $0.37 and $0.32, respectively, and the impact to basic and diluted earnings per share of the extraordinary item was a reduction of $0.13 and $0.11, respectively.

     For the twelve months ended September 30, 1996, 1997 and 1998, 0, 330,000 and 626,000 options, respectively, were excluded from the computation of diluted EPS. These options were excluded because the effect would have been antidilutive for the period.

     UNAUDITED INFORMATION

     The interim financial information for the nine months ended June 30, 1997 and 1998 is unaudited. However, in the opinion of management, such information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The interim results, however, are not necessarily indicative of results for any future period.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB")issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. The Company will be required to adopt the standard in the first quarter of its 1999 fiscal year, and does not believe this statement will have a material effect on the Company's financial position or results of operations.

                            TRANSITION SYSTEMS, INC.

     In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." Based on the management approach to segment reporting, SFAS No. 131 establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers and the countries in which the entity holds material assets and reports material revenue. The Company will be required to adopt the standard in the first quarter of its 1999 fiscal year, and does not believe this statement will have a material effect on the Company's financial disclosures.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for such instruments. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Currently, the Company has no such derivative holdings.

     On October 27, 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 supersedes Statement of Position 91-1, "Software Revenue Recognition," and provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing, or marketing of computer software. SOP 97-2 is effective for transactions beginning in the first quarter of the Company's 1999 fiscal year. The Company is analyzing the impact of the SOP which may cause a deferral of revenue.

NOTE 3.  ACCOUNTS RECEIVABLE

     At September 30, accounts receivable consisted of the following (in thousands):

                                                               1997      1998
                                                              -------   -------
Billed......................................................  $11,973   $10,862
Unbilled....................................................    7,541     8,332
                                                              -------   -------
                                                               19,514    19,194
Allowance for doubtful accounts.............................     (175)     (200)
                                                              -------   -------
                                                              $19,339   $18,994
                                                              =======   =======

     Unbilled accounts receivable arise from differences in the timing of revenue recognition and billing under the contract terms. Write-offs for bad debts for fiscal years 1996, 1997 and 1998 were $73,000, $102,000 and $166,000, respectively.

NOTE 4.  INVESTMENTS

     As of September 30, 1998, the Company has classified all investments as held to maturity. The securities totaled $27,291,000 as of September 30, 1998 and consist of federal agency obligations. The estimated fair value of each investment approximates the amortized cost plus accrued interest. Unrealized gains at September 30, 1998 were $71,000.

NOTE 5.  PROPERTY AND EQUIPMENT

     At September 30, property and equipment consisted of the following (in thousands):

                                                               1997       1998
                                                              -------    -------
Equipment...................................................  $ 3,537    $ 2,064
Furniture and fixtures......................................    1,079        372
Leasehold improvements......................................      355        356
                                                              -------    -------
                                                                4,971      2,792
Accumulated depreciation and amortization...................   (3,614)    (1,335)
                                                              -------    -------
                                                              $ 1,357    $ 1,457
                                                              =======    =======

                            TRANSITION SYSTEMS, INC.

     Depreciation expense for the fiscal years 1996, 1997 and 1998 was $514,000, $662,000 and $851,000 respectively. During fiscal 1998, the Company retired assets of $2,911,000 which had no book value.

NOTE 6.  INVESTMENT IN HEALTHVISION

     On January 31, 1997 the Company acquired a 19.5% ownership interest in HealthVISION, Inc. ("HealthVISION") for $6 million in cash. HealthVISION is a provider of electronic medical record software based in Santa Rosa, California. This investment is being accounted for on the cost basis. The Company holds an option to purchase the remaining outstanding shares of HealthVISION. This option expires on December 31, 1998. (See note 17.)

NOTE 7.  RELATED PARTY AGREEMENTS AND TRANSACTIONS

     The Company had an arrangement to reimburse NEMC for administrative services provided to the Company by employees of NEMC. Under this arrangement, the Company incurred expenses of $24,000 in fiscal year 1996. This arrangement was terminated as of January 24, 1996. Since that date, these administrative services have been performed internally by Company personnel. This change has not resulted in a material increase in the Company's costs.

     The Company obtained certain other services through NEMC, including health benefits for its employees, for which it incurred a total of $134,000 in operating expenses in fiscal year 1996. The Company discontinued this arrangement as of December 31, 1995, and arranged to provide comparable benefits directly to its employees. This change has not resulted in a material increase in the Company's cost of providing and administering these employee benefits.

     Additionally, the Company used the computer facilities of New England Medical Center Hospitals, Inc., an affiliate of NEMC, pursuant to a data processing agreement. This service was provided at a charge of $82,000 in fiscal year 1996. This service was discontinued in June 1996.

NOTE 8.  LINE OF CREDIT -- BANK

     On April 26, 1996, the Company entered into a $25 million unsecured revolving line of credit with a bank group led by NationsBank, N.A. as agent and as lender. The credit facility contains covenants setting minimum net worth, maximum leverage ratio and minimum net income requirements for the Company. On September 20, 1996, the Company amended its total revolving credit commitment from $25 million to $15 million. There have been no amounts drawn on this line. Advances under the revolving line of credit bear interest, at the Company's election, either at a "base rate" or at a "eurodollar rate." The base rate is a floating rate equal to the greater of (a) the prime rate or (b) the federal funds effective rate plus one-half of one percent (.50%). The eurodollar rate is equal to the sum of (x) a rate determined by reference to the then-current interbank offered rate for dollar denominated eurodollar deposits, with certain adjustments, plus (y) one percent (1.0%). The eurodollar interest rate was 5.43% at September 30, 1998.

NOTE 9.  STOCKHOLDERS' EQUITY

     On February 26, 1996, the Company's Board of Directors approved a 334-for-1 split of the Company's Common Stock to be effected in the form of a stock dividend to the stockholders of record as of March 28, 1996. This stock split has resulted in a reclassification of $112,695 and $187,003 from the Company's additional paid-in capital and retained earnings accounts, respectively, to the Company's Common Stock account, representing the par value of shares issued. All share and per share amounts have been restated to retroactively reflect the stock split. In addition, on February 26, 1996, the Board of Directors also voted to retire and return to the status of authorized and unissued capital stock all shares of Common Stock then held in the Company's treasury, and adopt an amendment to the Articles of Organization of the Company to, among other things, increase the authorized shares of Common Stock

                            TRANSITION SYSTEMS, INC.

and Non-Voting Common Stock to 30,000,000 and 1,000,000 shares, respectively, which was subsequently approved by the stockholders of the Company.

     On April 18, 1996, the Company completed an initial public offering of 6,900,000 shares of its common stock which generated net proceeds of $114.4 million. A substantial part of the proceeds were used to redeem $20.6 million of Series A preferred stock and accrued dividends, to repay the $34.7 million outstanding principal amount and accrued interest under the secured term loan facility, to repay the $10.3 million outstanding principal amount and accrued interest under the senior subordinated notes and to repay the $5.1 million outstanding principal amount and accrued interest under the Company's revolving credit facility.

     STOCK OPTION PLANS

     In 1995, the Company's Board of Directors adopted, and the stockholders approved, the 1995 Incentive and Nonstatutory Stock Option Plan. The Plan provides for the grant of nonqualified and incentive stock options to employees and others to purchase the Company's Common Stock. Options granted during fiscal 1995 provided for vesting over three years and expiration ten years after the date of grant. Options granted during fiscal 1996, 1997 and 1998 provided for vesting over five years and expiration ten years after the date of grant. At September 30, 1997 and 1998, 6,070,116 shares of Common Stock were authorized under the plan.

     A summary of the Company's stock option activity for the years ended September 30 follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                              NUMBER OF     EXERCISE
                                                               OPTIONS       PRICE
                                                              ----------    --------
Outstanding at
  September 30, 1995........................................   4,331,646     $ 1.02
     Granted................................................   1,079,564       6.74
     Exercised..............................................  (1,320,191)      0.59
     Canceled...............................................     (27,165)      1.20
                                                              ----------     ------
Outstanding at
  September 30, 1996........................................   4,063,854       2.67
     Granted................................................     802,400      15.15
     Exercised..............................................    (813,371)      1.52
     Canceled...............................................    (495,364)     13.71
                                                              ----------     ------
Outstanding at
  September 30, 1997........................................   3,557,519       4.22
                                                              ----------     ------
     Granted................................................     425,000      20.32
     Exercised..............................................    (307,770)      1.93
     Canceled...............................................     (74,821)     15.75
                                                              ----------     ------
Outstanding at
  September 30, 1998........................................   3,599,928     $ 6.08
                                                              ==========     ======

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure provisions of SFAS 123 in 1997 and has applied APB Opinion 25 and related interpretations in accounting for its stock option plans in 1997 and 1998. Accordingly, no compensation cost has been recognized for its stock option plans. The effects of applying SFAS 123 in this pro forma disclosure are not likely to be

                            TRANSITION SYSTEMS, INC.

representative of the effects on reported income or loss for future years. SFAS 123 does not apply to awards prior to 1996 and additional awards in future years are anticipated.

     At September 30, 1996, 1997 and 1998, respectively, options to purchase 2,195,716, 2,080,823 and 2,372,645 shares of Common Stock were exercisable with a weighted average exercise price of $1.20, $1.80 and $2.04, respectively. Exercise prices for options outstanding as of September 30, 1998 ranged from $1.20 to $23.00. The weighted average remaining contractual life of those options is 7.34 years.

     The weighted average fair value of the Common Stock at date of grant for options granted in fiscal 1996, 1997 and 1998 was $3.61, $8.12 and $10.90 per option, respectively. The fair value of these options at date of grant was estimated using the Black-Scholes model with the following assumptions: a risk free interest rate of 5.4% in fiscal 1996, 6.1% in fiscal 1997 and 5.7% in fiscal 1998; a dividend yield of 0%; a volatility factor of the expected market price of the Company's Common Stock of 55% and a weighted average expected life of the options of 5 years.

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net income and earnings per share for the years ended September 30, 1996, 1997 and 1998 would have been reduced to the pro forma amounts indicated as follows:

                                                                 1996         1997          1998
                                                                 ----         ----          ----
Net income as reported......................................  $3,545,000   $5,319,000    $8,857,000
    Basic earnings per share................................         .21          .31           .49
    Diluted earnings per share..............................         .18          .27           .43
Net income pro forma........................................   2,696,000    3,970,000     6,190,000
    Basic earnings per share................................         .16          .23           .34
    Diluted earnings per share..............................         .14          .20           .30

     At September 30, 1996, 1997 and 1998, options to purchase 1,354,071, 1,047,035 and 696,856 shares of Common Stock, respectively, were available for grant.

     The following table summarizes information about stock options outstanding at September 30, 1998:

                                               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                  ----------------------------------------------   -----------------------------
                                                   REMAINING        WEIGHTED-                       WEIGHTED-
        RANGE OF                     NUMBER       CONTRACTUAL        AVERAGE          NUMBER         AVERAGE
        EXERCISE PRICES            OUTSTANDING        LIFE       EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
        ---------------            -----------    -----------    --------------    -----------    --------------
$ 1.20..........................    1,944,437         6.6            $ 1.20         1,944,437         $ 1.20
  3.90..........................      713,491         7.3              3.90           338,408           3.90
 10.38 -- 13.50.................      316,000         8.5             11.99            89,800          13.32
 18.50 -- 18.81.................      280,000         8.8             18.61                --             --
 19.62 -- 23.00.................      346,000         9.2                --                --             --
                                   ----------                                       ---------
                                    3,599,928         7.3            $ 6.08         2,372,645         $ 2.04

     In connection with the Recapitalization, the Company accelerated the vesting of options to purchase an aggregate of 2,442,208 shares of Common Stock granted to certain executive officers during fiscal 1995, so as to make such options exercisable in full immediately prior to the closing of the Recapitalization. On January 24, 1996, an aggregate of 638,608 shares of Common Stock were issued to such officers upon their exercise of such options.

NOTE 10.  RECAPITALIZATION

     In January 1996, prior to its contemplation of an initial public offering, the Company effected a Recapitalization, in which the Company repurchased 28,592,404 shares of Common Stock then issued and outstanding from NEMC and the other stockholders of the Company for an aggregate of approximately $111.4 million. In addition, Warburg, Pincus Ventures, L.P. ("WP Ventures") purchased from certain executive officers of the Company an aggregate of 2,308,608 shares of Common Stock, including an

                            TRANSITION SYSTEMS, INC.

aggregate of 638,608 shares of Common Stock acquired by such executive officers pursuant to their exercise of stock options, for an aggregate of approximately $9.0 million. WP Ventures then contributed such shares of Common Stock to the Company. The principal purpose of the Recapitalization was to provide liquidity to the Company's existing stockholders while permitting them to retain an ownership interest in the Company, and the Company has accounted for the transaction as a leveraged recapitalization. To finance the repurchase of these shares, the Company issued to certain institutional investors 20,000 shares of Series A non-voting preferred stock for an aggregate of $20.0 million, 33,512 shares of Series B convertible preferred stock (convertible into 8,627,310 shares of Common Stock) for an aggregate of $33.6 million and 1,388 shares of Series C non-voting convertible preferred stock (convertible into 356,262 shares of Common Stock) for an aggregate of $1.4 million. In addition, the Company entered into a secured term loan in the amount of $35.0 million and received an advance of $5.0 million under a secured revolving credit facility in the maximum principal amount of $15.0 million, and issued Senior Subordinated Notes, due 2003, in the aggregate principal amount of $10.0 million (the "Senior Subordinated Notes"). The holder of the Senior Subordinated Notes also received a warrant to acquire an aggregate of 297,928 shares of non-voting common stock at an initial exercise price of $3.90 per share, subject to adjustment in certain circumstances. In addition, in the second quarter of fiscal 1996 the Company incurred a non-cash compensation charge of $3.0 million. This compensation charge arose from the purchase by the Company (both directly and indirectly, through WP Ventures) from certain of its executive officers of 972,608 shares of Common Stock that had been acquired by such officers immediately prior to the Recapitalization through the exercise of employee stock options. The amount of the compensation charge is equal to the difference between the aggregate $765,800 exercise price paid by such officers upon such exercise and the $3,789,764 of aggregate proceeds received by the officers from the purchase by the Company of such shares.

NOTE 11.  EXTRAORDINARY ITEM

     In fiscal 1996, the Company incurred an extraordinary loss of approximately $2,149,000 representing the after tax effect of the write-off of approximately $3,642,000 of unamortized capitalized financing costs. These costs were attributable to indebtedness incurred in the Recapitalization that was repaid out of the proceeds of the Company's initial public offering.

NOTE 12.  PREFERRED STOCK DIVIDEND

     The holders of the Series A preferred stock (issued in connection with the Recapitalization on January 24, 1996) were entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential cumulative dividends at the rate of 12% per annum. The Company was not obligated to pay dividends prior to the redemption of the Series A preferred stock, and no dividends were declared by the Board. The Series A preferred stock was subject to mandatory redemption, provided funds were legally available therefor, upon the closing of an initial public offering or the sale of the Company, but in no event later than January 2006. Upon the closing of the Company's initial public offering, on April 23, 1996, at which time funds became legally available for the redemption of the Series A preferred stock and payment of dividends, the Company redeemed in full the Series A preferred stock and paid dividends thereon from the date of the Recapitalization.

                            TRANSITION SYSTEMS, INC.

NOTE 13.  INCOME TAXES

     At September 30, provision for income taxes consisted of the following (in thousands):

                                                           1996       1997      1998
                                                          -------    ------    ------
Federal:
  Current...............................................  $ 5,129    $4,535    $5,731
  Deferred..............................................   (1,413)    2,090      (723)
                                                          -------    ------    ------
                                                            3,716     6,625     5,008
State:
  Current...............................................      835       646     1,025
  Deferred..............................................     (227)      358      (128)
                                                          -------    ------    ------
                                                              608     1,004       897
                                                          -------    ------    ------
Provision for income taxes..............................  $ 4,324    $7,629    $5,905
                                                          =======    ======    ======

     A reconciliation between the Company's effective rate and the U.S. statutory rate is as follows:

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
U.S. statutory rate.........................................  35.0%   35.0%   35.0%
State taxes, net of federal benefits........................   5.6     5.0     4.0
Acquired in-process research and development................    --    17.0      --
Other.......................................................    --     1.9     1.0
                                                              ----    ----    ----
Effective income tax rate...................................  40.6%   58.9%   40.0%
                                                              ====    ====    ====

     Components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                               SEPTEMBER 30,
                                                              ---------------
                                                              1997      1998
                                                              -----    ------
Capitalized software........................................  $(576)   $ (576)
Depreciation................................................    103       178
Accounts receivable reserve.................................     51        82
Accrued compensation........................................    280       675
Reserves and other..........................................    499       849
                                                              -----    ------
Net deferred tax assets.....................................  $ 357    $1,208
                                                              =====    ======

     There are no valuation allowances recorded against the Company's deferred tax assets, since taxable income in the carryback period is sufficient to realize the benefit of future deductions.

NOTE 14.  EMPLOYEE BENEFIT PLANS

     401(k) PLAN

     The Company maintains a savings plan for its eligible employees under
Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to a percentage of their income equal to the lesser of the IRS statutory rate or 15% on a pre-tax basis through contributions to the plan. Contributions by the Company under this plan are discretionary. Total contributions by the Company under the plan approximated $263,000, $306,000, and $376,000 in fiscal years 1996, 1997 and 1998, respectively.

     The Company previously obtained health benefit plans through NEMC (see Note
6). Beginning January 1, 1996, the Company established independent health benefit plans for its employees that provide a similar level of benefits.

                            TRANSITION SYSTEMS, INC.

     EMPLOYEE STOCK PURCHASE PLAN

     In 1996, the Company adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which employees may purchase up to 300,000 shares of Common Stock.

     During each six-month offering period under the Stock Purchase Plan, participating employees are entitled to purchase shares through payroll deductions. The maximum number of shares which may be purchased is determined on the first day of the offering period pursuant to a formula under which a specific percentage of the employee's projected base pay for the offering period is divided by a percentage of the market value of one share of Common Stock on the first day of the offering period. During each offering period, the price at which the employee will be able to purchase the Common Stock will be a specific percentage of the last reported sale price of the Common Stock of the NASDAQ National Market on the date on which the offering period commences or concludes, whichever is lower.

     The Stock Purchase Plan is administered by the Compensation Committee. All employees, other than certain highly-compensated employees, who meet certain minimum criteria based on hours worked per week and length of tenure with the Company are eligible to participate in the Stock Purchase Plan. No employee may purchase shares pursuant to the Stock Purchase Plan if, after such purchase such employee would own more than five percent of the total combined voting power or value of the securities of the Company.

NOTE 15.  COMMITMENTS

     The Company leases office and office equipment under operating lease arrangements which expire on various dates through 2002. Certain operating lease arrangements include options to renew for additional periods or payment terms that are subject to increases due to taxes and other operating costs of the lessor. Future minimum lease commitments, by year and in the aggregate, under these long-term noncancelable operating leases consist of the following at September 30, 1998 (in thousands):

                                                             OPERATING
FISCAL YEAR                                                   LEASES
-----------                                                  ---------
1999.......................................................   $  627
2000.......................................................      495
2001.......................................................       58
2002.......................................................        2
                                                              ------
  Total minimum lease payments.............................   $1,182
                                                              ======

     Rent expense amounted to $370,000, $553,000, and $753,000 in fiscal years 1996, 1997 and 1998, respectively.

     The Company has an agreement with a vendor of third-party software to pay a fixed annual license and maintenance fees through June 2003. Aggregate annual expenses under the agreement as renegotiated are expected to approximate $2,500,000. The annual fees may be adjusted in the fourth and fifth year of the amendment for changes in the number of users of the software. Aggregate license and maintenance fees under this agreement were $2,004,000, $2,000,000 and $2,019,000 for fiscal years 1996, 1997 and 1998, respectively.

NOTE 16.  CONSOLIDATION AND ACQUISITIONS

     On July 22, 1996, the Company acquired substantially all of the outstanding stock and a note held by a selling principal of Enterprising HealthCare, Inc. ("Enterprising HealthCare"), based in Tucson, Arizona, for a total purchase price of approximately $1.8 million in cash. Enterprising HealthCare provides system integration products and services for the health care market.

                            TRANSITION SYSTEMS, INC.

     The acquisition was accounted for under the purchase method with the results of Enterprising HealthCare included from July 22, 1996. Purchased technology costs of $1.6 million are being amortized on a straight-line basis over 7 years. Pro forma results of operations have not been presented, as the effect of this acquisition on the financial statements was not material.

     On September 19, 1997, the Company acquired all outstanding shares of Vital Software Inc. ("Vital"), a privately held developer of products that automate the clinical processes unique to medical oncology. The purchase price was approximately $6.3 million, which was comprised of $2.7 million in cash and 252,003 shares of the Company's common stock with a value of $3.6 million.

     The amount allocated to acquired in-process research and development was based on the results of an independent appraisal. Acquired in-process research and development represented development projects in areas that had not reached technological feasibility and had no alternative future use. Accordingly, the amount of $6.3 million was charged to operations at the date of the acquisition.

     The value of completed technologies and in-process research and development were determined using a risk-adjusted, discounted cash flow approach. The value of in-process research and development, specifically, was determined by estimating the costs to develop the in-process projects into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present values. This evaluation considered the inherent difficulties and uncertainties in completing the development projects and the risks related to the viability of and potential changes in future target markets.

     In-process research and development projects identified at the acquisition date focus primarily on a flexible architecture to accommodate multiple disease categories, functionality including internet access, porting code to a 32 bit environment, multi-resource scheduling capabilities, billing and HL-7 interfaces, integrating protocol modeling with financial and scheduling modeling, clinical repository integration and development of decision support objects. The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relates to the following activities: (i) redesign and rewrite software code of the application to support multiple disease category framework, (ii) add internet content download for protocols and reference materials, (iii) write software code to integrate multi-resource scheduling, clinical repository, billing and HL-7 interfaces, (iv) port entire application to 32 bit format, (v) enhance and develop disease specific decision support objects.

NOTE 17.  SUBSEQUENT EVENTS

     HEALTHVISION ACQUISITION

     On October 28, 1998, the Company signed a definitive agreement to acquire the approximately 80.5% of the outstanding capital stock of HealthVISION not already owned by the Company for cash in the amount of $25.6 million, the assumption of $9.3 million of liabilities, plus an earn-out of up to $10.8 million if specified financial milestones are met. The acquisition will be accounted for as a purchase. HealthVISION is a provider of electronic medical record software. HealthVISION's products include CareVISION, a patient-centered clinical data repository and lifetime patient record system, which is expected to constitute an integral component of the Company's Transition IV product. The Company expects to close the acquisition in the first quarter of fiscal 1999.

     ECLIPSYS CORPORATION MERGER

     On October 29, 1998, the Company entered into a merger agreement with Eclipsys Corporation, a healthcare information technology company delivering solutions that enable healthcare providers to achieve improved clinical, financial and administrative outcomes. Under the terms of the agreement, each share of the Company's common stock will be converted to .525 shares of Eclipsys' common stock. The transaction, which is subject to regulatory as well as stockholder approval, is intended to be accounted for as a pooling of interests and is expected to close by the end of December 1998.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
HealthVISION, Inc.

     We have audited the accompanying consolidated balance sheets of HealthVISION, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthVISION, Inc. as of December 31, 1996 and 1997 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Walnut Creek, California
March 13, 1998, except for Note 12
as to which the date is October 28, 1998

                               HEALTHVISION, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,316,324     $    644,317
  Accounts receivable, less allowance for doubtful accounts
     of $300,000 and $617,407 at December 31, 1996 and 1997,
     respectively...........................................    1,744,231        1,417,358
  Unbilled receivables......................................      920,303          201,963
  Prepaid expenses..........................................      720,046          879,578
                                                              -----------     ------------
          Total current assets..............................    5,700,904        3,143,216
Equipment and furniture, net................................    1,641,181        1,122,834
Capitalized and purchased software, net of accumulated
  amortization..............................................      591,745          101,744
Deposits....................................................      329,185           95,795
                                                              -----------     ------------
          Total assets......................................  $ 8,263,015     $  4,463,589
                                                              ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   769,995     $    288,619
  Accrued compensation and related liabilities..............    1,030,661          701,499
  Deferred revenue..........................................    2,710,878        3,101,132
  Other accrued liabilities.................................      786,233        1,262,402
  Current portion of long-term debt.........................      542,190          421,630
  Notes payable to stockholder..............................           --        1,005,753
                                                              -----------     ------------
          Total current liabilities.........................    5,839,957        6,781,035
Long-term debt, less current portion........................      466,356           44,725
Commitments and contingencies
Redeemable senior preferred stock, $.01 par value;
  designated -- 60,000 shares; issued and
  outstanding -- 60,000 shares at December 31, 1997
  (aggregate liquidation preference $6,384,329).............           --        6,384,329
Stockholders' equity (deficit):
  Preferred stock, 118,678 shares authorized; 7% preferred
     stock, $.01 par value; designated -- 58,678 shares;
     issued and outstanding -- 58,678 shares at December 31,
     1996 and 1997 (aggregate liquidation preference
     $6,440,151)............................................          587              587
  Common stock, $.01 par value; authorized -- 10,000,000
     shares; issued and outstanding -- 5,735,392 and
     5,757,630 shares at December 31, 1996 and 1997,
     respectively...........................................       57,354           57,576
  Additional paid-in capital................................    5,806,283        5,432,964
  Accumulated deficit.......................................   (3,903,361)     (14,255,193)
  Cumulative translation adjustment.........................       (4,161)          17,566
                                                              -----------     ------------
Total stockholders' equity (deficit)........................    1,956,702       (8,746,500)
                                                              -----------     ------------
Total liabilities and stockholders' equity (deficit)........  $ 8,263,015     $  4,463,589
                                                              ===========     ============

                            See accompanying notes.

                               HEALTHVISION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
Revenue:
  Software licenses, maintenance and services...............  $  7,996,395    $  8,607,541
  Hardware..................................................       635,584         546,792
                                                              ------------    ------------
          Total revenue.....................................     8,631,979       9,154,333
Cost of revenue:
  Software licenses, maintenance and services...............     8,331,227       5,654,084
  Hardware..................................................       556,933         397,874
                                                              ------------    ------------
          Total cost of revenue.............................     8,888,160       6,051,958
                                                              ------------    ------------
Gross profit................................................      (256,181)      3,102,375
Operating expenses:
  Product development.......................................     6,192,610       6,657,470
  Sales and marketing.......................................     5,066,466       4,689,598
  General and administration................................     4,407,792       2,018,936
                                                              ------------    ------------
          Total operating expenses..........................    15,666,868      13,366,004
                                                              ------------    ------------
Loss from operations........................................   (15,923,049)    (10,263,629)
Other income (expense), net.................................       (56,465)        (13,203)
Net loss before foreign taxes...............................   (15,979,514)    (10,276,832)
Foreign taxes...............................................            --         (75,000)
                                                              ------------    ------------
Net loss....................................................   (15,979,514)    (10,351,832)
Preferred stock dividend....................................       161,605         795,075
                                                              ------------    ------------
Net loss applicable to common stockholders..................  $(16,141,119)   $(11,146,907)
                                                              ============    ============

                            See accompanying notes.

                               HEALTHVISION, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                      SERIES A-1    SERIES A-2
                                                             7%       CONVERTIBLE   CONVERTIBLE              ADDITIONAL
                                                          PREFERRED    PREFERRED     PREFERRED    COMMON      PAID-IN
                                                            STOCK        STOCK         STOCK       STOCK      CAPITAL
                                                          ---------   -----------   -----------   -------   ------------
Balance at December 31, 1995............................   $2,570      $ 52,785      $ 28,838     $45,884   $ 48,546,696
  Issuance of 90,000 shares of 7% preferred stock at
    $100 per share......................................      900            --            --          --      8,999,100
  Translation adjustment................................       --            --            --          --             --
  Net loss from January 1, 1996 through July 14, 1996...       --            --            --          --             --
                                                           ------      --------      --------     -------   ------------
Balance at July 14, 1996................................    3,470        52,785        28,838      45,884     57,545,796
  Reorganization of company as of July 15, 1996
    (issuance of common stock in exchange for assets and
    liabilities distributed by the shareholders of the
    Predecessor Company)................................   (3,470)      (52,785)      (28,838)     11,440    (57,607,976)
  Issuance of 58,678 shares of 7% preferred stock at
    $100 per share......................................      587            --            --          --      5,867,213
  Exercise of stock options.............................       --            --            --          30          1,250
  Translation adjustment................................       --            --            --          --             --
  Net loss from July 15, 1996 through December 31,
    1996................................................       --            --            --          --             --
                                                           ------      --------      --------     -------   ------------
Balance at December 31, 1996............................      587            --            --      57,354      5,806,283
  Issuance of shares of common stock upon exercise of
    options.............................................                     --                       222         11,010
  Accretion of redeemable senior preferred stock........       --            --            --          --       (384,329)
  Net loss..............................................                     --                        --             --
  Translation adjustment................................                     --                        --             --
                                                           ------      --------      --------     -------   ------------
Balance at December 31, 1997............................   $  587      $     --      $     --     $57,576   $  5,432,964
                                                           ======      ========      ========     =======   ============


                                                                         CUMULATIVE        TOTAL
                                                          ACCUMULATED    TRANSLATION   STOCKHOLDER'S
                                                            DEFICIT      ADJUSTMENT       EQUITY
                                                          ------------   -----------   -------------
Balance at December 31, 1995............................  $(29,252,891)   $(319,690)   $ 19,104,192
  Issuance of 90,000 shares of 7% preferred stock at
    $100 per share......................................            --           --       9,000,000
  Translation adjustment................................            --      (54,712)        (54,712)
  Net loss from January 1, 1996 through July 14, 1996...   (12,076,153)          --     (12,076,153)
                                                          ------------    ---------    ------------
Balance at July 14, 1996................................   (41,329,044)    (374,402)     15,973,327
  Reorganization of company as of July 15, 1996
    (issuance of common stock in exchange for assets and
    liabilities distributed by the shareholders of the
    Predecessor Company)................................    41,329,044      374,402     (15,978,183)
  Issuance of 58,678 shares of 7% preferred stock at
    $100 per share......................................            --           --       5,867,800
  Exercise of stock options.............................            --           --           1,280
  Translation adjustment................................            --       (4,161)         (4,161)
  Net loss from July 15, 1996 through December 31,
    1996................................................    (3,903,361)          --      (3,903,361)
                                                          ------------    ---------    ------------
Balance at December 31, 1996............................    (3,903,361)      (4,161)      1,956,702
  Issuance of shares of common stock upon exercise of
    options.............................................            --           --          11,232
  Accretion of redeemable senior preferred stock........            --           --        (384,329)
  Net loss..............................................   (10,351,832)          --     (10,351,832)
  Translation adjustment................................            --       21,727          21,727
                                                          ------------    ---------    ------------
Balance at December 31, 1997............................  $(14,255,193)   $  17,566    $ (8,746,500)
                                                          ============    =========    ============

                            See accompanying notes.

                               HEALTHVISION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
OPERATING ACTIVITIES:
Net loss....................................................  $(15,979,514)   $(10,351,832)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................       941,005       1,019,765
  Amortization of intangible assets.........................     3,224,425         591,745
  (Gain) loss on disposal of equipment......................            --          29,255
  Changes in operating assets and liabilities:
     Accounts and unbilled receivables......................      (870,741)      1,045,213
     Prepaid expenses.......................................      (198,095)         73,858
     Accounts payable.......................................      (510,227)       (481,376)
     Accrued compensation and related liabilities...........       (49,983)       (329,162)
     Accrued interest on notes payable to stockholders......            --           5,753
     Deferred revenue.......................................     1,533,520         390,254
     Other accrued liabilities..............................      (348,407)        476,169
                                                              ------------    ------------
Net cash used in operating activities.......................   (12,258,017)     (7,530,358)
INVESTING ACTIVITIES:
Purchase of equipment and furniture.........................      (204,469)       (530,672)
Purchase of capitalized software development costs..........      (607,389)       (101,745)
Deposits....................................................      (329,185)             --
                                                              ------------    ------------
Net cash provided by (used in) investing activities.........    (1,141,043)       (632,417)
FINANCING ACTIVITIES:
Proceeds from issuance of redeemable senior preferred
  stock.....................................................            --       6,000,000
Proceeds from issuance of notes payable to stockholder......            --       1,000,000
Proceeds from issuance of common stock......................         1,280          11,232
Proceeds from issuance of 7% preferred stock................    14,867,800              --
Principal payments made on long-term debt...................      (684,279)       (542,191)
                                                              ------------    ------------
Net cash provided by financing activities...................    14,184,801       6,469,041
Effect of exchange rate changes on cash.....................       (58,874)         21,727
                                                              ------------    ------------
Net increase (decrease) in cash and equivalents.............       726,867      (1,672,007)
Cash and equivalents, beginning of period...................     1,589,457       2,316,324
                                                              ------------    ------------
Cash and equivalents, end of period.........................  $  2,316,324    $    644,317
                                                              ============    ============
SUPPLEMENTAL DISCLOSURE:
Cash paid for interest......................................  $    100,000    $    107,507
                                                              ============    ============

                            See accompanying notes.

                               HEALTHVISION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

1.  THE COMPANY, ORGANIZATION AND BASIS OF PRESENTATION

     HealthVISION, Inc. develops, markets and supports healthcare information products focused on lowering costs of health care and improving clinical processes for integrated delivery systems, hospitals and office-based physicians.

     HealthVISION, Inc. (the "Predecessor Company") was organized as a Delaware corporation on February 2, 1994, began operations on February 15, 1994 and was incorporated to acquire HVC Holdings Canada Ltd., HealthVISION corporation and their subsidiaries.

     On August 8, 1996, the shareholders of the Predecessor Company merged the stock of HealthVISION, Inc. and its subsidiary LBA Health Care Management, Inc. ("LBA") with HCIA, Inc. in exchange for $130,000,000 in cash and stock. Immediately prior to the transaction, all of the assets, liabilities and subsidiaries of HealthVISION, Inc., other than certain assets identified, were distributed to a newly formed Company, HVISION II, Inc. which was incorporated as a Delaware corporation on July 15, 1996. These assets and liabilities were recorded at their historical cost, which was a net book deficit of $4,856, as both companies were under common control and there was no change in ownership. On August 10, 1996, HVISION II, Inc. changed its name to HealthVISION, Inc. (the "Company").

     On January 29,1997, the Company entered into an agreement, the "Stock Purchase Agreement," with Transition Systems Inc.("TSI") under which the Company granted TSI the option to acquire all of the capital stock of the Company. In addition, the Company issued $6,000,000 of redeemable senior preferred stock to TSI (see Note 6).

     The consolidated financial statements include the accounts of HealthVISION, Inc. and its subsidiary companies, all of which are wholly owned. The consolidated financial statements include the operations of the Predecessor Company prior to the merger with HCIA, Inc. combined with the operations of HealthVISION, Inc. relating only to the reporting entity which exists subsequent to the merger which excludes all operations of LBA. All intercompany transactions and balances have been eliminated in consolidation.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a significant net loss of $10,351,832 for the year ended December 31, 1997. Management expects the Company to incur additional losses and recognizes that the Company may need to raise additional debt or equity capital during 1998 in order to continue operations. The Company has obtained representation from a major shareholder as to its intent and ability to fund operations of the Company through at least January 1, 1999.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Software licenses, maintenance and services -- Revenue from license and service contracts is recognized on the percentage-of-completion method with progress-to-completion measured based upon labor costs incurred. Services include revenue derived from implementation and professional services related to project management, training, and hardware support. Revenue from maintenance is recognized over the period the customer support services are provided.

     Hardware revenue -- Hardware revenues represent revenue from sales of computers and related network equipment. Revenue from hardware sales is recognized at the later of shipment of the product or completion of significant obligations to the customer.

                               HEALTHVISION, INC.

     Deferred revenue -- Deferred revenues result from advance billings for which revenues have not been recognized.

     Unbilled receivables -- Unbilled receivables result from differences between revenue recognized and amounts invoiced to customers under the terms of the contracts.

     The Company's revenue recognition policy is in accordance with the provisions of the American Institute of Certified Public Accountant's Statement of Position 91-1, "Software Revenue Recognition," ("SOP 91-1").

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition," ("SOP 97-2") which supersedes 91-1. The Company will be required to adopt this standard for the year ended December 31, 1998. Restatement of prior financial statements is prohibited. The Company does not expect the adoption of SOP 97-2 to adversely affect its financial position or results of operations for the year ending December 31, 1998.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of demand deposits and commercial paper which are highly liquid short-term investments with original maturities from date of purchase of 90 days or less. Such investments are stated at cost, which approximates fair value.

ACCOUNTS RECEIVABLE

     Accounts receivable are primarily from health care organizations in the United States and Canada. The Company conducts ongoing credit evaluations of its customers, maintains reserves for potential credit losses and does not require collateral. An allowance for doubtful accounts is maintained to provide for estimated uncollectible receivables. Actual uncollectible amounts could differ from such estimates.

EQUIPMENT AND FURNITURE

     Equipment and furniture are recorded at cost less accumulated depreciation. Depreciation is computed using rates calculated to amortize the cost of the assets less their residual values over their estimated useful lives of three to five years. Leasehold improvements are amortized over the terms of the respective leases, or useful lives of the assets, whichever is shorter.

SOFTWARE DEVELOPMENT COSTS

     Costs to develop the Company's products are expensed as incurred in accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," which establishes accounting and reporting standards for research and development.

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," costs to complete a software product once technological feasibility has been established are capitalized and amortized over the estimated economic life of the software product on the straight-line basis, generally over three years. At each balance sheet date, the Company performs an evaluation assessing the recoverability of the unamortized capitalized costs by comparing such costs to the net realizable value of the related product. Costs related to the development of new software products incurred prior to establishing technological feasibility are expensed as incurred. The write-off and amortization of capitalized software development costs for the years ended December 31, 1996 and 1997, was $109,738 and $591,745, respectively.

                               HEALTHVISION, INC.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." Under FAS 109, the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate as of the balance sheet date. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated and reported as a separate component of stockholders' equity. Foreign exchange transaction adjustments are recorded in other income/expense in the period in which they occur.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

     The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 and has adopted the disclosure only option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123"). The effect of applying the fair value method under FAS 123 to the Company's stock options would result in pro forma net losses that are not materially different from the historical amounts reported.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations, such as property, equipment and improvements, and intangible assets, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets.

COMPREHENSIVE INCOME

     In 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which requires that all items that are required to be recognized under accounting standards as components of comprehensive income (revenues, expenses, gains, and losses) be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will comply with the requirements of FAS 130 for the year ending December 31, 1998.

                               HEALTHVISION, INC.

3.  EQUIPMENT AND FURNITURE

     Equipment and furniture consist of the following at December 31:

                                                                1996          1997
                                                             ----------    -----------
Equipment..................................................  $1,641,833    $ 1,991,971
Furniture, fixtures and leasehold improvements.............     378,558        383,007
                                                             ----------    -----------
                                                              2,020,391      2,374,978
Less accumulated depreciation and amortization.............    (379,210)    (1,252,144)
                                                             ----------    -----------
                                                             $1,641,181    $ 1,122,834
                                                             ==========    ===========

4.  INDEBTEDNESS

     On December 10, 1997, the Company issued a promissory note to its majority shareholder for $1,000,000. The note bears annual interest at 10% and is payable on demand. Accrued interest was $5,753 at December 31, 1997.

     Long-term debt consists of the following at December 31:

                                                                 1996         1997
                                                              ----------    ---------
Loan from Western Diversification Fund, noninterest
  bearing...................................................  $  105,054    $      --
Capital lease obligations, bearing interest at rates ranging from 8% to 15.5% per annum, payable in varying monthly
  installments plus interest through 1999...................     903,492      466,355
                                                              ----------    ---------
                                                               1,008,546      466,355
Less current portion........................................    (542,190)    (421,630)
                                                              ----------    ---------
                                                              $  466,356    $  44,725
                                                              ==========    =========

     Scheduled maturities of long-term debt as of December 31, 1997 are as follows:

                                                                CAPITAL LEASE
                                                                 OBLIGATIONS
                                                                -------------
1998........................................................      $454,275
1999........................................................        45,962
                                                                  --------
Total minimum payments......................................       500,237
Less amount representing interest...........................       (33,881)
                                                                  --------
Present value of minimum payments...........................      $466,356
                                                                  ========

     Equipment and furniture and the related accumulated depreciation under capital leases at December 31, 1996 were $982,473 and $152,150, respectively, and at December 31, 1997 were $982,473 and $609,762, respectively.

                               HEALTHVISION, INC.

5.  INCOME TAXES

     Significant components of the Company's deferred tax assets are as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                              1996            1997
                                                           -----------    ------------
Net operating loss and research credit carryforwards.....  $ 6,400,000    $  9,100,000
Other....................................................           --         900,000
                                                           -----------    ------------
Total deferred tax assets................................    6,400,000      10,000,000
Valuation allowance......................................   (6,400,000)    (10,000,000)
                                                           -----------    ------------
Net deferred tax assets..................................  $        --    $         --
                                                           ===========    ============

     The valuation allowance increased by $6,400,000 and $3,600,000 for the years ended December 31, 1996 and 1997, respectively.

     At December 31, 1997, the Company has total U.S. and foreign (primarily Canada) net operating loss carryforwards of approximately $20,000,000 for income tax purposes. The December 31, 1997 balance consists of approximately $7,000,000 of Canadian loss carryforwards which expire in tax years 1998 through 2004 and approximately $11,000,000 of U.S. loss carryforwards which expire in tax years 2011 through 2012.

     Due to various limitations concerning utilization of net operating loss carryforwards, these loss carryforwards could expire prior to the statutory expiration dates.

6.  STOCKHOLDERS' EQUITY

REDEEMABLE SENIOR PREFERRED STOCK

     On January 29, 1997, the Company entered into an agreement, the "Stock Purchase Agreement," with a third party, TSI, under which the Company issued 60,000 shares of redeemable senior preferred stock at $100 per share for total cash proceeds of $6,000,000.

     The redeemable senior preferred stock has a par value of $.01, is convertible into common stock and has a cumulative dividend rate of 7% per annum. The holder of the redeemable senior preferred stock is entitled to voting rights equivalent to the number of common shares into which the preferred stock is convertible. The holder may convert any or all of the redeemable senior preferred stock into shares of common stock at a price equal to $100 per share plus an amount equal to any and all dividends accrued and unpaid. Each share of redeemable senior preferred stock shall be automatically converted into shares of common stock at the then effective conversion price upon the closing of an initial public offering. In the event of any liquidation, dissolution or winding up of the Company, and before any distribution or payment shall be made to the holders of the 7% preferred stock, the holders of redeemable senior preferred stock shall be entitled to an amount equal to $100 per share plus any and all dividends accrued and unpaid as of the date of such distribution or payment.

     So long as any shares of the redeemable senior preferred stock remain outstanding, in no event shall any dividend, whether in cash or other property, be paid or declared, or any distribution be made on the 7% preferred stock or the common stock. If liquidation occurs, redeemable senior preferred stockholders are entitled to receive a distribution of their liquidation preference first, followed by distributions to 7% preferred stockholders, and thereafter, any remaining assets will be distributed to common stockholders. Cumulative dividends earned but undeclared were $384,329 at December 31, 1997.

     At the written election of any holder of senior preferred stock made not less than 30 days prior to each of January 1, 2000, 2001, and 2002, the Company shall call for redemption, and shall redeem from

                               HEALTHVISION, INC.

such holder not later than 60 days after whichever January 1 shall be applicable, on each of the first two such redemption dates, up to one-third of the shares of senior preferred stock held by such holder on January 1, 2000, and on the last such redemption date up to the balance of senior preferred stock held by such holder, at a redemption price per share equal to the sum of the stated value thereof, plus an amount equal any and all dividends accrued or declared but unpaid on, and any and all other amounts owing with respect to, such shares on the redemption date. After March 31, 1998 or, if later, the option expiration date specified in the Stock Purchase Agreement, the Company shall have the right at its option to redeem as a whole, or from time to time in part, shares of senior preferred stock at a price equal to the stated value thereof per share, plus an amount equal to any and all dividends accrued and unpaid thereon, through the date of redemption.

7% PREFERRED STOCK

     The Company's 7% preferred stock consists of 58,678 designated shares of $.01 par preferred stock of which 58,678 shares were issued in August 1996 at $100 per share for cash proceeds totaling $5,867,800. The 7% preferred stock is non-voting and is entitled to a cumulative dividend rate of 7% per annum. The 7% preferred stock shares are not convertible into common stock. The Company may redeem any or all of the 7% preferred stock, at any time, at a price equal to $100 per share plus an amount equal to any and all dividends accrued and unpaid. Cumulative dividends earned but undeclared were $161,605 and $572,351 at December 31, 1996 and December 31, 1997, respectively.

WARRANTS

     In connection with its capital leases, the Company issued to the lessor a warrant to purchase 39,670 shares of its common stock at a price of $5.04 per share (the "Warrant"). The Warrant expires at the earlier of ten years after the date of grant, July 2005, or five years after the closing of an initial public offering of the Company's common stock. The holder also has the right to convert the Warrant into a number of shares of the Company's common stock based on the value of the warrant given the then-current fair market value of the Company's common stock.

7.  STOCK OPTIONS

1996 STOCK OPTION PLAN

     The Company's 1996 Stock Option Plan (the "Stock Option Plan") was established effective August 10, 1996. The maximum number of shares authorized to be issued under the Stock Option Plan, as amended, is 1,400,000 shares of common stock. The Compensation Committee of the Company designated 362,583 of the shares authorized to be issued under the Stock Option Plan as bonus options (the "Bonus Options"). As of December 31, 1997, options to purchase 69,478 shares of common stock outstanding were Bonus Options.

     In order to protect all of the rights of Bonus Option holders in the event of a Liquidity Event (as defined below), Bonus Option agreements provide for the acceleration of vesting of all or a portion of outstanding Bonus Options upon the occurrence of a Liquidity Event. A Liquidity Event is defined as either (i) the consummation of an underwritten initial public offering of the Company's common stock, which has been registered under the Securities Act of 1933, as amended, or (ii) a Change of Control, as defined.

     During the year ended December 31, 1997, the Compensation Committee of the Company granted options to purchase 764,438 shares of common stock under the Plan which become vested at the rate of 30% 18 months after the grant date of the options and at the rate of 10% each six months thereafter. In addition, if TSI, a related party, exercises its purchase option, then these options shall vest in full.

                               HEALTHVISION, INC.

     The outstanding options granted under the Plan generally vest and become exercisable at a rate of 30% 18 months after the date of grant and an additional 10% every 6 months thereafter, subject to continued service as an employee; however, Bonus Options vest and become exercisable 10 days prior to the termination date of the Bonus Option, subject to continued service as an employee. Generally, the term of each outstanding option is 10 years. The exercise price for options granted under the Stock Option Plan is at least equal to 100% of the fair market value of the common stock of the Company on the date of grant. The Stock Option Plan permits the granting of stock options, including incentive stock options ("ISOs") as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") which do not qualify as ISOs.

     Stock option transactions are summarized as follows:

                                                     SHARES UNDER     EXERCISE      WEIGHTED-AVERAGE
                                                       OPTIONS          PRICE        EXERCISE PRICE
                                                     ------------    -----------    ----------------
Outstanding at July 15, 1996.......................          --      $        --         $  --
  Granted..........................................   1,169,066       .43 - 2.10           .59
  Exercised........................................      (2,975)             .43           .43
  Canceled.........................................    (269,240)      .43 - 2.10           .52
                                                      ---------      -----------         -----
Outstanding at December 31, 1996...................     896,851        43 - 2.10           .64
  Granted..........................................     769,438             2.10          2.10
  Exercised........................................     (21,238)             .43           .43
  Canceled.........................................    (626,692)      .43 - 2.10           .59
                                                      ---------      -----------         -----
Outstanding at December 31, 1997...................   1,018,359      $.43 - 2.10         $1.78
                                                      =========      ===========         =====

     Of the shares under options granted, 92,718 shares at a weighted-average exercise price of $.82 are exercisable and 331,644 shares are available for future option grants as of December 31, 1997.

     The weighted-average remaining contractual life for options outstanding at December 31, 1997 is nine years and the weighted-average grant date fair value of options granted during 1997 was $.53.

1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On July 15, 1996, the Company adopted the 1996 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan"). The Director Stock Option Plan provides for an automatic grant of NQSOs to purchase 3,000 shares of common stock to non-employee directors on the date such individuals are first appointed directors of the Company, and an automatic grant of an option to purchase an additional 1,000 shares of common stock on the day after each subsequent annual meeting of the Company's stockholders. The option price is equal to the fair market value of the common stock on the date of grant. Initial option grants vest and become exercisable as to one-third of the shares covered by the option on each annual anniversary of the date of grant if the holder remains a director on such date, provided that such options may become fully exercisable upon a director's resignation from the Board of Directors or death of the holder. Annual option grants vest and become exercisable as to 100% of the shares covered by the option on the six-month anniversary of the date of grant if the holder remains a director on such date, provided that such options may become fully exercisable upon a director's resignation from the Board of Directors or death of the holder. The Company has reserved 50,000 shares of common stock for issuance under the Director Stock Option Plan. All options granted under the Plan were either exercised or expired and no options were outstanding at December 31, 1997.

                               HEALTHVISION, INC.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Future minimum payments, under noncancellable office and equipment operating leases with initial terms of one year or more, consist of the following for the periods ended December 31:

1998........................................................  $  836,778
1999........................................................     771,660
2000........................................................     152,930
2001........................................................      31,952
2002........................................................          --
                                                              ----------
                                                              $1,793,320
                                                              ==========

     Total rent expense under all operating leases was approximately $1,113,000 and $1,160,000 for the years ended December 31, 1996 and 1997, respectively.

LEGAL PROCEEDINGS

     A subsidiary of the Company is currently a defendant to a civil complaint filed on July 6, 1995, in the Supreme Court of British Columbia, Canada, by Stratford General Hospital. The complaint alleges that Stratford General Hospital entered into a contract with the subsidiary for the maintenance and support of an integrated hospital management information system and that the subsidiary has refused to perform its obligations under such alleged contract. Stratford General Hospital is seeking unspecified compensatory damages from the subsidiary. The subsidiary has filed a defense denying that it entered into such an alleged contract with Stratford General Hospital. The Company believes that the suit is totally without merit and intends to defend its position vigorously. In the opinion of management, resolution of this matter is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing, an unfavorable resolution of this matter could materially affect the Company's future results of operations or cash flows in a particular period.

9.  DEFINED CONTRIBUTION PENSION PLAN

     The Company has a deferred compensation plan for all full-time employees which qualifies under Section 401(k) of the Internal Revenue Code. Under the terms of the 401(k) Plan, member employees may contribute varying amounts of their annual compensation (to a maximum of $9,500). The Plan provides for discretionary employer contributions to the Plan. As of December 31, 1997, there have been no employer contributions to the Plan.

10.  RELATED PARTY TRANSACTIONS

     In July 1997, the Company entered into a marketing assistance and value added remarketer agreement with TSI, a related party and shareholder. This agreement requires the Company to pay from 5% to 20% of the software license fee for any contracts in which TSI was involved in the marketing efforts on the Company's behalf. The Company had an outstanding payable at December 31, 1997 of $399,770 to TSI for marketing and consulting services performed for various customers on behalf of the Company. These marketing and consulting fees were incurred and expensed during 1997.

                               HEALTHVISION, INC.

11.  INFORMATION BY GEOGRAPHIC AREA

     Information regarding the Company's operations by geographic area for the years ended December 31, 1996 and 1997 is as follows:

                                                              1996            1997
                                                          ------------    ------------
Revenues:
  Canada................................................  $  5,433,695    $  4,222,950
  United States.........................................     1,986,585       3,815,613
  Other.................................................     1,211,699       1,115,770
                                                          ------------    ------------
          Total.........................................  $  8,631,979    $  9,154,333
                                                          ============    ============
Operating income (losses):
  Canada................................................  $ (4,623,713)   $ (4,468,669)
  United States.........................................   (11,824,893)     (6,452,996)
  Other.................................................       469,092         658,036
                                                          ------------    ------------
          Total.........................................  $(15,979,514)   $(10,263,629)
                                                          ============    ============
Total assets:
  Canada................................................  $  3,416,642    $  1,702,319
  United States.........................................     4,441,670       2,691,569
  Other.................................................       404,703          69,701
                                                          ------------    ------------
          Total.........................................  $  8,263,015    $  4,463,589
                                                          ============    ============

12.  SUBSEQUENT EVENTS

ISSUANCE OF PROMISSORY NOTES

     In February, August and September 1998, the Company issued promissory notes aggregating approximately $2,600,000 to certain stockholders in exchange for cash. The notes bear an annual interest rate of 10% and are payable on demand.

MERGER WITH TSI

     On October 28, 1998, the Company entered into an agreement and plan of reorganization with TSI, under the terms of which the Company will be merging with a subsidiary of TSI subject to customary closing conditions. The purchase price consists of $25.6 million of cash and contingent payments based upon future sales milestones of up to an additional $10.8 million of cash.

     The unaudited interim condensed consolidated financial statements as of September 30, 1998 and for the nine month periods ended September 30, 1997 and 1998, include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Ernst & Young LLP has not compiled, reviewed or performed any audit procedures relating to the unaudited interim financial information as of September 30, 1998 or for the nine month periods ended September 30, 1997 and 1998.

                               HEALTHVISION, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................  $    562,318
  Accounts receivable, net..................................     3,046,806
  Unbilled receivables......................................       649,373
  Prepaid expenses..........................................       801,919
                                                              ------------
          Total current assets..............................     5,060,416
Equipment and furniture, net................................       667,824
Capitalized and purchased software, net.....................       101,744
                                                              ------------
          Total assets......................................  $  5,829,984
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $    400,749
  Accrued compensation and related liabilities..............       750,201
  Deferred revenue..........................................     6,660,022
  Other accrued liabilities.................................     1,328,360
  Current portion of long-term debt.........................       114,170
  Notes to stockholders.....................................     3,818,079
                                                              ------------
          Total current liabilities.........................    13,071,581
Redeemable preferred stock..................................     6,000,000

Stockholders' deficit:
  Preferred stock...........................................           587
  Common stock..............................................        57,627
  Additional paid-in capital................................     6,219,918
  Cumulative foreign currency adjustment....................        80,990
  Accumulated deficit.......................................   (19,600,719)
                                                              ------------
          Total stockholders' deficit.......................   (13,241,597)
                                                              ------------
            Total liabilities and stockholders' deficit.....  $  5,829,984
                                                              ============

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                               HEALTHVISION, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                  1997               1998
                                                              -------------      -------------
Revenues:
  Software licenses, maintenance and services...............   $ 6,395,282        $ 9,415,809
  Hardware..................................................       557,085                 --
                                                               -----------        -----------
          Total revenues....................................     6,952,367          9,415,809
                                                               -----------        -----------
Costs and expenses:
  Cost of systems and services revenues.....................     3,812,476          3,796,015
  Cost of hardware revenues.................................       405,364                 --
  Product development.......................................     4,799,639          5,274,155
  Sales and marketing.......................................     3,276,834          3,348,979
  General and administrative................................     1,576,560          2,052,328
                                                               -----------        -----------
          Total costs and expenses..........................    13,870,873         14,471,477
                                                               -----------        -----------
            Loss from operations............................    (6,918,506)        (5,055,668)
Other income (expense):
  Interest income...........................................        95,498             15,610
  Interest expense..........................................       (83,859)          (191,322)
  Foreign currency transaction loss.........................       (12,409)           (27,724)
                                                               -----------        -----------
          Total other income (expense) net..................          (770)          (203,436)
                                                               -----------        -----------
Net loss before foreign taxes...............................    (6,919,276)        (5,259,104)
Foreign taxes...............................................       (75,000)           (86,422)
                                                               -----------        -----------
Net loss....................................................    (6,994,276)        (5,345,526)
Preferred stock dividend....................................      (585,681)          (621,352)
                                                               -----------        -----------
Net loss available to common stockholders...................   $(7,579,957)       $(5,966,878)
                                                               ===========        ===========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                               HEALTHVISION, INC.

 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                      ADDITIONAL                  CUMULATIVE        TOTAL
                             7% PREFERRED   COMMON     PAID-IN     ACCUMULATED    TRANSLATION   STOCKHOLDER'S
                                STOCK        STOCK     CAPITAL       DEFICIT      ADJUSTMENT       DEFICIT
                             ------------   -------   ----------   ------------   -----------   -------------
Balance at December 31,
  1997.....................      $587       $57,576   $5,817,293   $(14,255,193)    $17,566     $ (8,362,171)
Issuance of shares of
  common stock upon
  exercise of options......                      51        2,625                                       2,676
Equity contribution........                              400,000                                     400,000
Translation adjustment.....                                                          63,424           63,424
Net loss...................                                          (5,345,526)                  (5,345,526)
                                 ----       -------   ----------   ------------     -------     ------------
Balance at September 30,
  1998.....................      $587       $57,627   $6,219,918   $(19,600,719)    $80,990     $(13,241,597)
                                 ====       =======   ==========   ============     =======     ============

                               HEALTHVISION, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
Operating activities:
Net loss....................................................  $(6,994,276)  $(5,345,526)
                                                              -----------   -----------
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      980,566       596,881
  Capitalized software development costs....................     (250,000)           --
  Loss on disposal of equipment.............................       29,307         2,823
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (549,474)   (1,629,448)
     Unbilled receivables...................................      170,498      (447,410)
     Prepaid expenses.......................................     (193,024)      173,454
     Accounts payable.......................................      (18,743)      112,130
     Accrued compensation and related liabilities...........     (306,684)       48,702
     Accrued interest on notes payable to stockholders......           --       159,938
     Deferred revenue.......................................      601,214     3,558,890
     Other accrued liabilities..............................      211,659        65,958
                                                              -----------   -----------
          Total adjustments to reconcile net loss to net
            cash provided by operating activities...........      675,319     2,641,918
                                                              -----------   -----------
               Net cash used in operating activities........   (6,318,957)   (2,703,608)
                                                              -----------   -----------
Investing activities:
Proceeds from sale of equipment.............................        1,708           125
Purchase of equipment and furniture.........................     (454,282)     (144,819)
Purchase of capitalized software development costs..........      (99,142)           --
                                                              -----------   -----------
       Net cash used in investing activities................     (551,716)     (144,694)
                                                              -----------   -----------
Financing activities:
Proceeds from issuance of redeemable senior preferred
  stock.....................................................    6,000,000            --
Proceeds from issuance of notes payable to stockholder......           --     2,652,388
Proceeds from issuance of common stock......................        4,666         2,676
Sale of common stock........................................           --            --
Equity contribution.........................................           --       400,000
Principal payments on long-term debt........................     (427,540)     (352,185)
                                                              -----------   -----------
       Net cash provided by financing activities............    5,577,126     2,702,879
                                                              -----------   -----------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       27,021        63,424
                                                              -----------   -----------
Net increase in cash and cash equivalents...................   (1,266,526)      (81,999)
Cash and cash equivalents, beginning of period..............    2,316,324       644,317
                                                              -----------   -----------
Cash and cash equivalents, end of period....................  $ 1,049,798   $   562,318
                                                              ===========   ===========
Supplemental disclosure:
Cash paid for interest......................................  $    83,859   $    31,384
                                                              ===========   ===========

The accompanying notes are an integral part to these unaudited condensed consolidated financial statements.

                               HEALTHVISION, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1998

1.  BASIS OF PRESENTATION

     The condensed consolidated financial statements include all adjustments that, in the opinion of management, are necessary for a fair presentation of the results for the periods indicated. All such adjustments are considered of normal recurring nature. Quarterly results of operations are not necessarily indicative of annual results.

     Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in this Joint Proxy Statement/Prospectus.

2.  SUBSEQUENT EVENT

     On October 28, 1998, the Company entered into a definitive agreement to be acquired by TSI. The purchase price will consist of $25.6 million cash and the assumption of certain liabilities totalling $9.3 million. The acquisition will be accounted for as a purchase, reflecting an estimated aggregate purchase price, including TSI's initial 1997 investment, of $40.7 million, which includes $6.4 million previously paid by TSI and $9.3 million of assumed liabilities, net of cash acquired. The acquisition is expected to be completed in early December 1998.